                                                                      EXHIBIT 12


                               AVISTA CORPORATION

                    Computation of Ratio of Earnings to Fixed
                   Charges and Preferred Dividend Requirements
                                  Consolidated
                             (Thousands of Dollars)



                                              Years Ended December 31
                                ------------------------------------------------------
                                   2002       2001       2000        1999       1998
                                   ----       ----       ----        ----       ----
Fixed charges, as defined:
    Interest expense             $96,475    $100,841    $64,846     $61,703    $66,158
    Amortization of debt
    expense
      and premium - net            8,861       5,639      3,409       3,044      2,859
    Interest portion of
    rentals                        6,140       5,140      4,324       4,645      4,301
                                --------    --------    -------     -------    -------

        Total fixed charges     $111,476    $111,620    $72,579     $69,392    $73,318
                                ========    ========    =======     =======    =======


Earnings, as defined:
    Income from continuing       $34,310     $59,605   $101,055     $28,662    $78,316
    operations
    Add (deduct):
      Income tax expense          29,994      34,386     76,998      16,897     43,430
      Total fixed charges
      above                      111,476     111,620     72,579      69,392     73,318

                                --------    --------   ---------   ---------  --------

        Total earnings          $175,780    $205,611   $250,632    $114,951   $195,064
                                ========    ========   ========    ========   ========


Ratio of earnings to fixed          1.58        1.84       3.45        1.66       2.66
charges

Fixed charges and preferred dividend requirements:
    Fixed charges above         $111,476    $111,620    $72,579     $69,392    $73,318
    Preferred dividend             4,502       3,835     41,820      34,003     13,057
    requirements (1)
                                --------    --------   --------    --------    -------

        Total                   $115,978    $115,455   $114,399    $103,395    $86,375
                                ========    ========   ========    ========    =======

Ratio of earnings to fixed
charges and preferred
dividend requirements               1.52        1.78       2.19        1.11       2.26



(1) Preferred dividend requirements have been grossed up to their pre-tax level.